Exhibit 10.3

LIMITED GUARANTEE

THIS LIMITED GUARANTEE, dated as of May 10, 2023 (this “Limited Guarantee”), is made by B. Riley Financial, Inc., a Delaware corporation (the “Guarantor”), in favor of Franchise Group, Inc., a Delaware corporation (the “Company”). Reference is hereby made to that certain Agreement and Plan of Merger, dated as of the date hereof (without regard to any amendments thereto unless such amendments are approved by the Guarantor in accordance with Section 8 of this Limited Guarantee, the “Merger Agreement”), by and among the Company, Freedom VCM, Inc., a Delaware corporation (“Parent”), and Freedom VCM Subco, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

1.       Limited Guarantee. To induce the Company to enter into the Merger Agreement, the Guarantor hereby expressly, absolutely, irrevocably and unconditionally guarantees (as primary obligor and not merely as surety) to the Company the due and punctual payment, performance and discharge when required by Parent to the Company of (a) the Reverse Termination Fee if and when payable pursuant to Section 9.5(c)(ii) of the Merger Agreement (the “Parent Termination Fee Obligations”), (b) the Company Recovery Costs if and when payable pursuant to Section 9.5(d) of the Merger Agreement, (c) all of the liabilities and obligations of Parent or Merger Sub under Section 7.12(a)(iv) of the Merger Agreement when required to be paid by Parent or Merger Sub pursuant to and in accordance with the Merger Agreement, and subject to the conditions set forth in Section 9.5(d) of the Merger Agreement (the “Other Obligations”) and (d) all of the liability or damages resulting from any actual fraud or Willful and Material Breach of Parent or Merger Sub required to be paid by Parent or Merger Sub pursuant to the Merger Agreement (the “Willful Breach Obligations” and, together with the Parent Termination Fee Obligations, the Company Recovery Costs referred to in clause (b) immediately above and the Other Obligations, the “Guaranteed Obligations”); provided, that in no event shall the aggregate liability of the Guarantor hereunder in respect of the Guaranteed Obligations other than any Willful Breach Obligations (which Willful Breach Obligations shall be uncapped) exceed $57,000,000 (the “Parent Cap”), and that the Guarantor shall in no event be required to pay more than the Parent Cap in respect of the Guaranteed Obligations other than any Willful Breach Obligations (which Willful Breach Obligations shall be uncapped) under or in respect of this Limited Guarantee, or otherwise have any further liability hereunder relating to, or arising out of or in connection with the Merger Agreement and the transactions contemplated thereby except in respect of any Willful Breach Obligations. If Parent fails or refuses to discharge the Guaranteed Obligations when due, then the Guarantor’s liabilities to the Company hereunder in respect of the Guaranteed Obligations shall, at the Company’s option, become immediately due and payable, and the Company may at any time and from time to time, at the Company’s option and in its sole discretion, and so long as Parent has failed or refuses to perform any of the Guaranteed Obligations, take any and all actions available hereunder and under applicable Law to collect the Guarantor’s liabilities hereunder in respect of the Guaranteed Obligations. The Company may, in its sole discretion, bring and prosecute a separate proceeding against the Guarantor for the full amount of the Guaranteed Obligations, regardless of whether the proceeding is brought against Parent, or whether Parent is joined in any such proceeding. The Guarantor shall, upon the written request of the Company (a “Performance Demand”), promptly pay such Guaranteed Obligations in full (but no later than when they are required to be paid pursuant to the Merger Agreement). The Guarantor acknowledges and agrees that (a) B. Riley Financial, Inc., in its capacity as a party to an Equity Commitment Letter with Freedom VCM Holdings, LLC, a Delaware limited liability company (“Topco”), and Parent and separate and apart from its rights and obligations as Guarantor under this letter agreement (“B. Riley”), is delivering an Equity Commitment Letter to Topco and to Parent and that the Company is relying on the obligations and commitments of B. Riley under its Equity Commitment Letter in connection with the Company’s decision to enter into and consummate the transactions contemplated by the Merger Agreement, (b) the provisions set forth in Section 9.5 of the Merger Agreement and this Limited Guarantee (i) are not intended to and do not adequately compensate for the harm that would result from a breach of the Merger Agreement or a breach of B. Riley's obligations to fund the Commitment (as defined in the Equity Commitment Letter) in accordance with the terms of the Equity Commitment Letter and (ii) shall not be construed to diminish or otherwise impair in any respect the Company’s right to specific enforcement, (A) to cause Parent and Merger Sub to cause, or to directly cause, B. Riley, to fund, directly or indirectly, the Commitment under the Equity Commitment Letter (subject to the terms and conditions therein and in the Merger Agreement) or (B) to cause Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement (subject to the terms and conditions therein and in the Merger Agreement) and (c) the right of specific performance under the Equity Commitment Letter and Section 10.7 of the Merger Agreement is an integral part of the transactions contemplated by the Merger Agreement and without those rights, the Company would not have entered into the Merger Agreement. For the avoidance of doubt, nothing in this Guarantee shall limit or otherwise affect the Company’s right to specific performance as provided in Section 10.7 of the Merger Agreement, except as provided in the following sentence. Notwithstanding anything in the Merger Agreement or this Guarantee to the contrary, (A) while the Company may pursue both a grant of specific performance and payment of the Parent Termination Fee, under no circumstances shall the Company be entitled to receive both a grant of specific performance which results in the consummation of the Merger, on the one hand, and be awarded any monetary damages (including the Parent Termination Fee), on the other hand, and (B) in the event that the Company is entitled pursuant to this Agreement to both payment of any monetary damages (including monetary damages in respect of any actual fraud or Willful and Material Breach of the Guarantor, Parent, or Merger Sub) and payment of the Parent Termination Fee, the Parent Termination Fee to the extent paid shall reduce the damages to which the Company is entitled (if any) on a dollar for dollar basis. All payments hereunder shall be made in cash by wire transfer of immediately available funds.

2.       Terms of Limited Guarantee.

a.       This Limited Guarantee is one of unconditional payment, not collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Limited Guarantee, irrespective of whether any action is brought against Parent or Merger Sub or any other Person, or whether Parent or Merger Sub or any other Person are joined in any such action or actions.

b.       Except as otherwise expressly provided herein and without amending or limiting the other provisions of this Limited Guarantee (including Section 6 hereof), the liability of the Guarantor under this Limited Guarantee shall, to the fullest extent permitted under applicable law, be absolute and unconditional irrespective of, and the Guarantor hereby acknowledges and agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by, and the Guarantor hereby waives any defense based upon or arising out of:

i.       the value, genuineness, regularity, illegality or enforceability of the Merger Agreement, the Equity Commitment Letter, or any other agreement or instrument referred to herein, including this Limited Guarantee (other than in the case of defenses to the payment of the Guaranteed Obligations that are available to Parent or Merger Sub under the Merger Agreement (excluding any insolvency, bankruptcy, reorganization or other similar proceeding (or any consequences or effects thereof) affecting Parent or Merger Sub or any other any Person or any of its or their respective assets (an “Interested Person”);

ii.       any change in the corporate existence, structure or ownership of Topco, Parent, Merger Sub, or any other Person, or any insolvency, bankruptcy, reorganization or other similar proceeding (or any consequences or effects thereof) affecting Topco, Parent, Merger Sub, or any other such entity or any of their respective assets;

iii.       any duly-executed and delivered waiver, amendment or modification of the Merger Agreement, the Equity Commitment Letter, or any other agreement evidencing, securing or otherwise entered into in connection therewith or with the Guaranteed Obligations, or change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any duly-executed amendment or waiver of or any consent to any departure from the terms of the Merger Agreement, the Equity Commitment Letter, or any other agreement evidencing, securing or otherwise entered into in connection therewith;

iv.       the existence of any claim, set off or other right that the Guarantor may have at any time against Topco, Parent, Merger Sub or the Company or any of their respective Affiliates, whether in connection with any Guaranteed Obligation or otherwise;

v.       the adequacy or potential adequacy of any other means the Company may have of obtaining repayment of any of the Guaranteed Obligations;

vi.       the addition, substitution or release of Topco, Parent, Merger Sub or any other Interested Person with respect to the Guaranteed Obligations;

vii.       the failure of the Company to assert any claim or demand or to enforce any right or remedy against Topco, Parent or Merger Sub or any other Interested Person with respect to the Guaranteed Obligations, or to pursue any other remedy in the Company’s power whatsoever, and the Guarantor waives the right to have the proceeds of property of Topco, Parent or Merger Sub or any other Person liable on the Guaranteed Obligations first applied to the discharge of the Guaranteed Obligations;

viii.       any lack of authority of any officer, director or any other person acting or purporting to act on behalf of the Guarantor, Topco, Parent or Merger Sub, or any defect in the formation of the Guarantor, Topco, Parent or Merger Sub; or

ix.       any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than payment of the Guaranteed Obligations); provided that the Company hereby agrees that the Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by the Guarantor under this Limited Guarantee, any claim, set-off, deduction, defense or release that Parent or Merger Sub could assert against the Company under the terms of the Merger Agreement that would relieve each of Parent and Merger Sub of its obligations under the Merger Agreement (excluding any insolvency, bankruptcy, reorganization or other similar proceeding (or any consequences or effects thereof) affecting Parent or Merger Sub or any other Interested Person).

c.       The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Company upon this Limited Guarantee or acceptance of this Limited Guarantee. Without expanding the obligations of the Guarantor hereunder, the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guarantee, and all dealings between Topco, Parent, Merger Sub or the Guarantor, on the one hand, and the Company, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guarantee. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. The Guarantor acknowledges and agrees that each of the waivers set forth herein is made with the Guarantor’s full knowledge of its significance and consequences and made after the opportunity to consult with counsel of its own choosing, and that under the circumstances, the waivers are reasonable and not contrary to public policy or law. If any of such waivers are determined to be contrary to any applicable law or public policy, such waiver shall be effective to the fullest extent permitted by law. When pursuing its rights and remedies hereunder against the Guarantor, the Company shall be under no obligation to pursue such rights and remedies it may have against Topco, Parent or Merger Sub or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Company to pursue such other rights or remedies or to collect any payments from Topco, Parent or Merger Sub or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Company of Topco, Parent or Merger Sub or any such other Person or any right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Company.

d.       The Company shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Topco, Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file any claim shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Company in respect of any Guaranteed Obligations hereunder is rescinded or must otherwise be returned for any reason whatsoever, this Limited Guarantee shall continue to be effective or be reinstated, as the case may be, and the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligations as if such payment had not been made so long as this Limited Guarantee has not been terminated. Notwithstanding any modification, discharge or extension of any part of the Guaranteed Obligations or any amendment, waiver, modification, stay or cure of the Company’s rights which may occur in any bankruptcy or reorganization case or proceeding concerning Topco, Parent or Merger Sub, whether permanent or temporary, and whether or not assented to by the Company, the Guarantor hereby agrees that it shall be obligated hereunder to pay and perform the Guaranteed Obligations and discharge its other obligations hereunder in accordance with the terms in effect on the date hereof. The Guarantor understands and acknowledges that by virtue of this Limited Guarantee, it has specifically assumed any and all risks of a bankruptcy or reorganization case or proceeding with respect to Parent and/or Merger Sub. Any circumstance which operates to toll any statute of limitations applicable to Parent and/or Merger Sub or the Company shall also operate to toll the statute of limitations applicable to the Guarantor.

e.       The Guarantor assumes the responsibility for being and keeping itself informed of the financial condition of Parent and Merger Sub and of all other circumstances bearing upon the risk of nonpayment by Parent and Merger Sub of the Guaranteed Obligations which diligent inquiry would reveal, represents that it has adequate means of obtaining such financial information from Parent and Merger Sub on a continuing basis, and agrees that the Company shall have no duty to advise the Guarantor of information known to it regarding such condition or any such circumstances.

3.       Waiver of Acceptance, Presentment, etc. Subject to the proviso in Section 2(b)(ix) of this Limited Guarantee, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law that would otherwise require any election of remedies by the Company. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of any Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligations and all other notices of any kind (other than notices to be provided in accordance with Section 12 hereof or Section 10.2 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent, Merger Sub or any other Interested Person, and all suretyship defenses generally.

4.       Sole Remedy.

a.       The Company acknowledges and agrees that, as of the date hereof, neither Parent nor Merger Sub has any assets, other than their respective rights under the Merger Agreement, the Equity Commitment Letter and the agreements contemplated thereby. The Company acknowledges and agrees that, except as specifically contemplated by the Equity Commitment Letter and the Debt Commitment Letter, no significant funds are expected to be contributed to Parent or Merger Sub unless the Closing occurs, and that, except for rights against Parent and Merger Sub to the extent expressly provided in the Equity Commitment Letter and Section 10.7 of the Merger Agreement and subject to all of the terms, conditions and limitations herein and therein, the Company shall not have any right to cause any assets to be contributed to Parent or Merger Sub by the Guarantor, any Guarantor Affiliate (as defined below) or any other Person.

b.       The Guarantor shall not have any obligation or liability to any Person under this Limited Guarantee other than as expressly set forth herein. The Company further agrees that it has no remedy, recourse or right of recovery against, or contribution from, and no personal liability shall attach to, (i) any former, current or future, director, officer, employee, agent or Affiliates of any of the Guarantor, Topco, Parent or Merger Sub, (ii) any lender or prospective lender, lead arranger, arranger, or lending agent or representative of or to Topco, Parent or Merger Sub, (iii) any former, current or future, holder of any securities or any equity interests of any kind of the Guarantor, Topco, Parent or Merger Sub (whether such holder is a limited or general partner, member, stockholder or otherwise), or (iv) any former, current or future assignee of the Guarantor, Topco, Parent or Merger Sub or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate, controlling person or assignee of any of the foregoing (those Persons described in the foregoing clauses (i), (ii), (iii) and (iv), together with any other Non-Recourse Parent Party (as defined in the Equity Commitment Letter), but excluding Topco, Parent, Merger Sub, the Guarantor or any of their respective subsidiaries or any assignee permitted in accordance with the Merger Agreement or the Equity Commitment Letter or any such Persons that are party to the Rollover Agreements or the Voting Agreement (but solely in their capacity as such), being referred to herein collectively as “Guarantor Affiliates”), through the Guarantor, Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, by or through a claim by or on behalf of the Guarantor, Topco, Parent or Merger Sub against the Guarantor, any Guarantor Affiliate, Topco, Parent or Merger Sub or otherwise in respect of any liabilities or obligations relating to, arising out of or in connection with, this Limited Guarantee, except, in each case, for (w) its rights against the Guarantor under this Limited Guarantee, (x) its third party beneficiary rights under the Equity Commitment Letter, (y) its rights against the committed parties under the Rollover Agreements or Voting Agreement and (z) its rights against Parent or Merger Sub under, and in accordance with, the terms and conditions of the Merger Agreement; provided that, in the event that the Guarantor (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of the Guarantor’s remaining net assets plus uncalled capital is less than the Parent Cap (less amounts paid under this Limited Guarantee prior to such event), then, and in each such case, the Company shall be entitled to recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable law, against such continuing or surviving entity or such Person (in either case, a “Successor Entity”), as the case may be, but only to the extent of the unpaid liability of the Guarantor hereunder up to the amount of the Guaranteed Obligations for which the Guarantor is liable, as determined in accordance with this Limited Guarantee. Except for Permitted Claims (as defined below), recourse against the Guarantor and any Successor Entity to the Guarantor under this Limited Guarantee shall be the sole and exclusive remedy of the Company and all of its Affiliates and Subsidiaries against the Guarantor and any Guarantor Affiliate in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, and such recourse shall be subject to the limitations described herein and therein.

c.       The Company hereby covenants and agrees that it shall not institute, and shall cause its controlled Affiliates (which, for the avoidance of doubt, shall not include any Affiliated Stockholders or Specified Persons) not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement, this Limited Guarantee, the Equity Commitment Letter or, in each case, the transactions contemplated hereby or thereby, against the Guarantor or any Guarantor Affiliate except for (i) claims against the Guarantor and any Successor Entity to the Guarantor under and in accordance with this Limited Guarantee (collectively, “Guarantee Claims”), (ii) claims by the Company against Parent or Merger Sub under and in accordance with the Merger Agreement (“Merger Agreement Claims”), and (iii) claims against Topco, Parent B. Riley and any Successor Entity under and in accordance with the Equity Commitment Letter (“Equity Funding Claims”), (iv) claims against the parties to the Confidentiality Agreement, subject to the terms of the Confidentiality Agreement and (v) claims to enforce the terms of the Rollover Agreement and the Voting Agreement, as applicable, in accordance with the terms of the Rollover Agreement and the Voting Agreement, as applicable ((i)-(v) together, the “Permitted Claims”).

d.       For all purposes of this Limited Guarantee, a Person shall be deemed to have pursued a claim against another Person if such first Person brings a legal action against such Person, adds such other Person to an existing legal action, suit or proceeding, or otherwise asserts in writing a legal claim of any nature relating to the Merger Agreement and the other agreements contemplated hereby against such Person other than such actions as are expressly contemplated and permitted in the Merger Agreement and the other agreements contemplated hereby (including the Permitted Claims).

5.       Subrogation and other Claims. The Guarantor unconditionally and irrevocably agrees that it will not exercise against Topco, Parent, Merger Sub or any other Interested Person any rights that it may now have or hereafter acquire against Topco, Parent, Merger Sub or any other Interested Person that arise from the existence, payment, performance, or enforcement of the Guaranteed Obligations under or in respect to this Limited Guarantee, including, without limitation, rights of subrogation or contribution, whether arising in equity, by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency Laws) or otherwise, including, without limitation, the right to take or receive from TopCo, Parent, Merger Sub or such other Interested Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Guaranteed Obligations have been indefeasibly paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Limited Guarantee (including reinstatement of any Guaranteed Obligations), such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Limited Guarantee, whether matured or unmatured, or to be held as collateral for the Guaranteed Obligations or other amounts payable under this Limited Guarantee thereafter arising.

6.       Termination. This Limited Guarantee shall terminate upon, and the Guarantor shall not have any further liability or obligation to the Company under this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter or otherwise, from and after, the earliest of:

a.       the consummation of the Closing and the payment by Parent of all amounts required to be paid by it pursuant to the Merger Agreement,

b.       the valid termination of the Merger Agreement in accordance with its terms in any circumstances other than pursuant to which Parent or Merger Sub would be required pursuant to the terms and subject to the conditions of the Merger Agreement to make any payment of any portion of any Guaranteed Obligation,

c.       the date that is one hundred twenty (120) days following the valid termination of the Merger Agreement in accordance with its terms in any of the circumstances pursuant to which Parent would be required pursuant to the terms and subject to the conditions of the Merger Agreement to make a payment of all or any portion of the Guaranteed Obligations described in Section 1 hereof, unless prior to the expiration of such one hundred twenty (120)-day period the Company shall have commenced a legal action, suit or proceeding against the Guarantor, Parent or Merger Sub alleging that Parent or Merger Sub are liable for any payment obligations under the Merger Agreement or against the Guarantor that amounts are due and owing from the Guarantor pursuant to this Limited Guarantee, in which case this Limited Guarantee shall survive solely with respect to amounts so alleged to be owing; provided that, with respect to this clause (d), if the Merger Agreement has been terminated, such notice has been provided and such legal action, suit or proceeding has been commenced, the Guarantor shall have no further liability or obligation under this Limited Guarantee from and after the earliest of (x) the entry of a final, non-appealable order of a court of competent jurisdiction in accordance with Section 14 hereof (a “Final Order”) determining that the Guarantor does not owe any amount under this Limited Guarantee, or (y) following the entry of a Final Order other than as described in the preceding clause (x), the payment by the Guarantor to the Guaranteed Party of all amounts payable by the Guarantor pursuant to such Final Order, subject to the terms, conditions and limitations of Section 1 herein; and

e.       the execution and delivery of a written agreement between the Guarantor and the Company to terminate this Limited Guarantee, but only in accordance with the terms of the IIA (as defined in the Equity Commitment Letter).

Upon any termination of this Limited Guarantee, except as expressly provided in the IIA, no Person shall have any rights or claims (whether at law, in equity, in contract, in tort or otherwise) against Topco, Parent, Merger Sub or the Guarantor under this Limited Guarantee, or in connection with the transactions contemplated hereby or thereby (or the termination or abandonment thereof), or in respect of any oral representations made or alleged to be made in connection herewith, whether at law or equity, in contract, in tort or otherwise, and none of Parent, Merger Sub or the Guarantor shall have any further liability or obligation to the Company relating to or arising from this Limited Guarantee, or the transactions contemplated hereby or thereby, or in respect of any oral representations made or alleged to be made in connection herewith, whether at law or equity, in contract, in tort or otherwise except that Section 4, this Section 6, Section 8, Section 9 and Section 10 through and including Section 15, Section 18 through and including Section 22 hereof will survive termination of this Limited Guarantee in accordance with their respective terms and conditions.

In the event that the Company or any of its Affiliates who is acting on behalf of, or at the direction of, any of the Company, asserts, directly or indirectly, in any litigation or any other proceeding (whether at law, in equity, in contract, in tort or otherwise) (a) that the provisions of Section 1 hereof limiting the Guarantor’s aggregate liability in respect of Guaranteed Obligations (other than any Willful Breach Obligations) to the Parent Cap or the provisions of Section 4 hereof or the provisions of this Section 6 are illegal, invalid or unenforceable, in whole or in part or (b) any theory of liability against the Guarantor or any of the Guarantor Affiliates, Topco, Parent, Merger Sub or B. Riley with respect to the Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, or any of the transactions contemplated hereby or thereby (or the termination or abandonment thereof) (including, in each case, in respect of any oral representations made or alleged to be made in connection herewith or therewith) other than (solely with respect to this clause (b)) any Guarantee Claim, a Merger Agreement Claim or an Equity Funding Claim, then (x) the obligations of the Guarantor under this Limited Guarantee shall immediately terminate without the need for any further action by any Person and shall thereupon be null and void ab initio and of no further force and effect, (y) if the Guarantor has previously made any payments under this Limited Guarantee, the Guarantor shall be entitled to recover such payments from the Company and (z) none of Parent, Merger Sub, the Guarantor or any of the Guarantor Affiliates shall have any liability or obligation to the Company or any of its Affiliates except as expressly provided for in the IIA with respect to this Limited Guarantee, the Merger Agreement, or the transactions contemplated hereby (including in respect of any oral representations made or alleged to be made in connection therewith), or the termination or abandonment thereof.

7.       Continuing Guarantee. Unless terminated pursuant to the provisions of Section 6 of this Limited Guarantee, this Limited Guarantee is a continuing one and may not be revoked or terminated and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon the Guarantor, its successors and permitted assigns, and any Successor Entity to the Guarantor, and shall inure to the benefit of, and be enforceable by, the Company and its permitted successors, transferees and assigns. All obligations to which this Limited Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

8.       Entire Agreement. This Limited Guarantee, the Merger Agreement, the IIA, the Equity Commitment Letter and the other Transaction Documents constitute the entire agreement with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. The parties hereto hereby acknowledge and agree that the Guarantor is entering into this Limited Guarantee in reliance upon, among other things, the terms and conditions of the Merger Agreement as in effect on the date of this Limited Guarantee. Accordingly, the parties hereto hereby acknowledge and agree that no amendment, modification or waiver to the Merger Agreement, or consent to any departure therefrom, shall be effective to amend, increase, alter, change, modify or supplement the obligations of the Guarantor under this Limited Guarantee (including, without limitation, the Guaranteed Obligations) in any manner whatsoever, unless the same has been consented to in writing in advance by the Guarantor in its sole discretion.

9.       Amendment; Waivers, etc. No amendment, modification or discharge of this Limited Guarantee, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought; provided that, any such waiver, amendment, modification or discharge set forth by the Company shall require the prior approval of the Special Committee. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Limited Guarantee or a failure to or delay in exercising any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

10.       No Third Party Beneficiaries. Except for the provisions of this Limited Guarantee that reference Guarantor Affiliates (each of which shall be for the benefit of and enforceable by each Guarantor Affiliate), the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon any person other than the parties hereto and any Guarantor Affiliate any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

11.       Counterparts. This Limited Guarantee may be executed by facsimile or other means of electronic transmission and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12.       Notices. All notices, requests, claims, demands, waivers and other communications required or permitted to be given under this Limited Guarantee shall be in writing and shall be deemed given when received if delivered personally; when transmitted if transmitted by facsimile or by electronic mail (with written confirmation of transmission); the Business Day after it is sent, if sent for next day delivery to a domestic address by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), provided that any notice sent to the Guarantor shall also be sent to Parent in accordance with the notice provisions set forth in the Merger Agreement:

(a) if to the Company,

Franchise Group, Inc.
109 Innovation Court, Suite J, Delaware, Ohio 43015
Attention: Tiffany McMillan-McWaters
Email: tmcwaters@franchisegrp.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: David A. Katz; Zachary S. Podolsky

Email: DAKatz@wlrk.com; ZSPodolsky@wlrk.com

and

Troutman Pepper Hamilton Sanders LLP

600 Peachtree Street, N.E.

Suite 3000

Atlanta, GA 30308

Attention: David W. Ghegan

Email: david.ghegan@troutman.com

(b) if to the Guarantor,

B. Riley Financial, Inc.

11100 Santa Monica Blvd.

Suite 800

Los Angeles, California 90025
Email: aforman@brileyfin.com

Attn: Alan Forman

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, CA 90067
Email: brownp@sullcrom.com
Attn: Patrick S. Brown

or, in each case, at such other address as may be specified in writing to the other party.

13.       Governing Law. THIS LIMITED GUARANTEE AND ANY ACTION (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY BE DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS LIMITED GUARANTEE, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

14.       Consent to Jurisdiction, etc. Subject to Section 15 of this Limited Guarantee below, in any legal action, suit or proceeding arising out of or relating to this Limited Guarantee or any of the transactions contemplated by this Limited Guarantee: (a) each of the parties hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this Section 14 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 14 and shall not be deemed to confer rights on any Person other than the parties hereto); and (b) each of the parties hereto irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 12 hereof. The parties hereto agree that a final judgment in any such action, suit, or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

15.       Waiver of Jury Trial. EACH PARTY TO THIS LIMITED GUARANTEE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT HEREOF.

16.       Representations and Warranties. The Guarantor hereby represents and warrants with respect to itself to the Company that: (a) it is duly organized and validly existing under the laws of its jurisdiction of organization, (b) it has all requisite power and authority to execute, deliver and perform this Limited Guarantee, (c) the execution, delivery and performance of this Limited Guarantee by the Guarantor has been duly and validly authorized and approved by all necessary action, and no other proceedings or actions on the part of the Guarantor are necessary therefor, (d) this Limited Guarantee has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against the Guarantor in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, (e) it has, and will have for so long as this Limited Guarantee shall remain in effect, cash and securities equal to or in excess of the Parent Cap, (f) the execution, delivery and performance by the Guarantor of this Limited Guarantee do not and will not (i) violate the organizational documents of the Guarantor, (ii) violate any applicable law or order, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, any contract to which the Guarantor is a party, in any case, for which the violation, default or right would be reasonably likely to prevent or materially impede, interfere with, hinder or delay the consummation by the Guarantor of the transactions contemplated by this Limited Guarantee on a timely basis, (g) all approvals of, filings with and notifications to, any Governmental Entity or other Person necessary for the due execution, delivery and performance of this Limited Guarantee by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity or other Person is required in connection with the execution, delivery or performance by it of this Limited Guarantee l, (h) it is fully familiar with the Merger Agreement and the other documents or instruments delivered in connection therewith and (i) it has the financial capacity to pay and perform all of the Parent Termination Fee Obligations under this Limited Guarantee.

17.       Covenants. So long as this Limited Guarantee is in effect, the Guarantor hereby covenants and agrees that: (a) it shall not institute, and shall cause each of its controlled Affiliates not to institute, directly or indirectly, any action, suit or proceeding or bring any other claim, asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, but subject to the terms of this Limited Guarantee; (b) it will comply in all material respects with all applicable laws and orders of Governmental Entities to which it may be subject if failure to so comply would materially impair its ability to perform its obligations under this Limited Guarantee; (c) it will not take any action or omit to take any action that would or would reasonably be expected to cause or result in any of its representations and warranties set forth in Section 16 hereof to materially impair its ability to perform its obligations under this Limited Guarantee and (d) the obligations and agreements of (and rights and benefits afforded to) Parent and Merger Sub with respect to Sections 7.5(a), 7.5(b), 7.9, 7.11 and 7.12(a)(iv) of the Merger Agreement shall apply to the Guarantor mutatis mutandis (in each case, with references to “Parent” therein being deemed to apply to “B. Riley”).

18.       Survival. All representations, warranties, covenants and agreements of the Guarantor contained herein shall survive the execution and delivery of this letter and shall be deemed made continuously, and shall continue in full force and effect, until the termination of this Limited Guarantee in accordance with Section 6 hereof.

19.       No Assignment. Neither the Guarantor nor the Company may assign its respective rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Company with the prior approval of the Special Committee (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Company), and any attempted assignment without such required consents shall be null and void and of no force or effect. Subject to the foregoing, all of the terms and provisions of this Limited Guarantee shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. The foregoing shall not limit or effect the obligation of the Guarantor to obtain the consent of the relevant parties in respect of any assignment by Guarantor pursuant to the terms of the IIA (as defined in the Equity Commitment Letter).

20.       Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Limited Guarantee is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provisions in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever; provided, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable in respect of Guaranteed Obligations other than any Willful Breach Obligations (which shall be uncapped) hereunder provided to the Parent Cap in Section 1 hereof and to the provisions of Section 4 and Section 6 hereof.

21.       Headings. The headings contained in this Limited Guarantee are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

22.       Relationship of the Parties. Each party acknowledges and agrees that (a) this Limited Guarantee is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Limited Guarantee nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Guarantor under this Limited Guarantee are solely contractual in nature. In no event shall Parent, Merger Sub or the Guarantor be considered an “Affiliate”, “security holder” or “representative” of the Company for any purpose of this Limited Guarantee.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Limited Guarantee as of the date first written above.

B. RILEY FINANCIAL, INC.

By:	/s/ Bryant R. Riley
Name: Bryant R. Riley
Its: Co-Chief Executive Officer

[Signature Page to Limited Guarantee]

FRANCHISE GROUP, INC.

By:	/s/ Eric Seeton
Name: Eric Seeton
Its: Chief Financial Officer

[Signature Page to Limited Guarantee]